NORWEST BANK COLORADO, NA
                                    1740 Broadway
                                  Denver, Colorado
                                        80274



                                 September 13, 1995


Mr. Ray Singleton
President
Basic Earth Science Systems, Inc.
633 17th Street, Suite 1670
Denver, CO  80202

Dear Mr. Singleton:

Norwest Bank Colorado, National Association ("Norwest") is pleased to commit to make a revolving line of credit ("RLOC") available to Basic Earth Science Systems, Inc. on the terms and conditions set forth herein. In addition, Norwest has agreed to increase its commitment to lend, which is now evidenced by Borrower's Note to the order of Norwest dated August 1, 1994 in the face amount of $1,120,000 (the "Production Loan"), to $2,500,000 on the terms set forth herein.

Norwest and Basic Earth Science Systems, Inc. have entered into that letter agreement dated March 30, 1995 (the "Agreement"). The terms of this letter agreement (the "Amendment") shall amend and modify the terms of the Agreement to provide for the RLOC, the increase in the amount of the Production Loan Commitment, and such other matters as are specifically set forth herein. All other terms and conditions of the Agreement shall remain in full force and effect. All of the provisions of the Agreement contained in Article III Covenants, Article IV Events of Default, Article V Remedies, Article VI Waiver,
Article VIII Successors, Assignments, Article IX Severability of Provisions,
Article X Arbitration and Article XI Colorado Law Applicable shall specifically apply to the RLOC and RLOC Note as well as the Production Loan and Note.

1.   TERMS OF PRODUCTION LOAN

Commitment Amount

Not to exceed the lesser of the Borrowing Base Amount or $2,500,000. The Production Loan shall be evidenced by Borrower's promissory note to the order of Norwest, dated August 1, 1994 in the original face amount of $500,000, and that Modification/Extension Agreement of even date herewith increasing the face amount of that promissory note to $2,500,000 (the "Note" or "Production Loan Note"). Norwest's obligation to make advances is limited to the Borrowing Base Amount. Although the Production Loan Note is in the face amount of $2,500,000, it is expressly understood that Norwest's obligation to lend is restricted to the approved Borrowing Base Amount which is, and may continue to be, less than $2,500,000.

Fees

In addition to the fees set forth in the Agreement, Borrower shall pay Norwest a facility fee for the period commencing on the date hereof and continuing until the Production Loan is repaid in full and Norwest has no commitment to advance funds under the Production Loan, equal to 1/2% of the daily average of the difference between the Borrowing Base Amount and the outstanding principal balance of the Production Loan to be paid quarterly, in arrears, commencing December 31, 1995 and on the Maturity Date or such other date as the Production Loan is paid in full.

Structure

Upon any increase in the Production Loan Borrowing Base Amount, advances may be available on a revolving basis and Borrower may borrow, repay and reborrow so long as the outstanding amount does not exceed the Commitment Amount.

The principal balance of the Production Loan Note shall be repaid by Borrower to Norwest on the last day of each month as follows:

October 31, 1995 through December 31, 1995 $53,000 per month January 31, 1996 through December 31, 1996 $30,000 per month January 31, 1997 through December 31, 1997 $25,000 per month January 31, 1998 through April 30, 1998 $20,000 per month May 31, 1998 ("Maturity Date") balance of remaining principal

Interest shall continue to accrue at an annual rate equal to the fluctuating prime rate established from time to time by Norwest, plus 200 basis points, payable monthly on the last day of each calendar month and on the Maturity Date.

Borrowing Base Amount/Procedures

The second paragraph shall be revised as follows:

Effective as of the date hereof the Borrowing Base Amount shall be $1,050,000. Commencing October 31, 1995, the Borrowing Base Amount will be reduced on the last day of each calendar month by the amount of principal payments due on that date.

Increase in Borrowing Base Amount

Borrower shall make any requests for an increase in the Borrowing Base Amount in writing and shall provide all credit or other information relating to Borrower or the collateral security properties which is requested by Norwest prior to evaluation of such request.

Any agreement which Norwest makes to increase the Borrowing Base Amount must be evidenced in writing, will require modification of this Agreement and the Production Loan Note amortization schedule set forth herein, will be subject to approval of a full credit analysis by Norwest and full satisfaction of any other provisions, terms, or requirements deemed appropriate by Norwest in its discretion.

Prior to approving any increase in the Borrowing Base Amount, Norwest may require information including, but not limited to, the title status of the collateral security properties and an updated independent engineering reserve report covering the Borrower's collateral security properties pledged and mortgaged to Norwest, prepared by an independent petroleum engineer acceptable to Norwest, all to be furnished at Borrower's expense.

Maturity Date

The Maturity Date is the earlier of (i) May 31, 1998 or (ii) the date to which maturity of the Note is accelerated.

1A. TERMS OF RLOC

Purpose

To fund Borrower's margin calls in Borrower's Hedging Account with Prudential Securities.

Commitment Amount

Not to exceed $900,000. Loan advances shall be available on a revolving basis and Borrower may borrow, repay and reborrow so long as the outstanding amount does not exceed $900,000. The RLOC made hereunder shall be evidenced by Borrower's promissory note to the order of Norwest, dated September 13, 1995 in the original face amount of $900,000 (the "RLOC Note").

Structure

Borrower may make requests for loan advances only to cover margin requirements in the Hedging Account. Loan advances may be requested on a day of each week specified by Norwest to cover margin activity in Borrower's Hedging Account as set forth below. Borrower shall provide Norwest with a report satisfactory to Norwest detailing the margin activity in the Hedging Account prior to any request for an advance of loan proceeds. Loan advances may be requested at such time as the aggregate, net outstanding margin requirements exceed $10,000.

In the event the principal amount outstanding under the RLOC exceeds the amount of margin funds in the Hedging Account, as indicated on the month end statement for the Hedging Account, Borrower will make a loan paydown in the amount of such excess by the 25th day of the following month.

Fees

Borrower shall pay Norwest a loan commitment fee of $1,000 at the first advance of loan funds on the RLOC.

Security

The RLOC Note will be secured by a first priority Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Assignment of Proceeds, and/or any necessary modifications or amendments thereto (the "Mortgage Documents"), on oil and gas properties owned by Borrower and selected by Norwest. The RLOC Note will also be secured by a Security Agreement and Assignment of Hedging Account between Borrower, Norwest and Prudential Securities (the "Security Agreement").

Maturity Date

The Maturity Date is the earlier of (1) October 31, 1996 or (ii) the date to which the maturity of the Note is accelerated.

II.  CONDITIONS PRECEDENT

Prior to any funds being made available, the Borrower will execute and deliver to Norwest, in form and substance satisfactory to Norwest, the RLOC Note, a Modification/Extension Agreement for the Production Loan Note, this Amendment, the Security Agreement, Mortgage Documents, UCC Financing Statements any other collateral security documents or other documentation reasonably required by Norwest, all in form and substance satisfactory to Norwest.

III.  COVENANTS

In addition to the Covenants set forth in the Agreement, unless Norwest shall otherwise consent in writing, and so long as any debt remains outstanding, the Borrower will comply with the following:

1.   Borrower will:

          (1) within 30 days after each month end, provide Norwest with an aged listing of all outstanding futures contracts containing the amount contracted on a monthly basis and the maturity of each contract.

          (2) provide Norwest with copies of confirmations of all contracts executed for the Hedging Account, monthly position and ledger reports for the Hedging Account and any other information pertaining to the Hedging Account requested by Norwest.

2.   Borrower and its subsidiaries will not:

          (g)  engage in any speculative trading in the futures markets.
          (h) enter into any futures contracts that extend more than 365 days from the date of the contract.
          (i) enter into or underwrite contracts for the purchase or sale of oil and/or gas maturing in any calendar month which are in the aggregate, in excess of 85% of the average actual monthly oil and gas production of Borrower in the most recent three calendar months.

IV. EVENTS OF DEFAULT

In addition to the Events of Default set forth in the Agreement the occurrence of any of the following shall constitute an "Event of Default" under the Agreement and this Amendment:

9. Borrower shall fail to pay when due any principal, interest, or other amount payable under this Amendment, or the RLOC Note, before the expiration of 10 days after such payment is due.

10. Any default or defined Event of Default under any security agreement, mortgage, deed of trust, promissory note, or other contract or instrument executed by the Borrower pursuant to, or as required by, this Amendment.

11. Norwest, in good faith, considers Norwest's prospect of or right to payment or performance under this Amendment or RLOC Note to be impaired.


V.  NOTICES

The Agreement shall be amended as follows:

All notices, requests, and demands given to or made upon the respective parties must be in writing and shall be deemed to have been given or made: (1) at the time of personal delivery or telecopying thereof, (2) or two days after any of the same are deposited in the U.S. Mail, first class and postage prepaid, addressed as follows:

     Borrower: Basic Earth Science Systems, Inc.
               633 Seventeenth Street, Suite 1670
               Denver, CO  80202

     Norwest:  Norwest Bank Colorado, National Association
               Energy and Minerals
               1740 Broadway
               Denver, CO 80274-8699

or other such address as any party may designate by written notice to all other parties.


The Agreement, this Amendment, the Notes and any contracts or instruments relating thereto, represent the entire agreement between the parties, and it is expressly understood that all prior conversations or memoranda between the parties regarding the terms of the Agreement and this Amendment shall be superseded thereby. Any amendment, approval, or waiver by Norwest of the terms of the Agreement, the Note and any contracts or instruments relating thereto, must be in writing or confirmed in writings, and shall be effective only to the extent specifically set forth in such writing.

Borrower hereby ratifies and confirms all of the provisions of the Agreement and the promissory note and collateral security documents executed in conjunction therewith. This Amendment shall not be deemed to be a waiver or modification of any of the terms of the Agreement except as specifically set forth herein. Any reference to the Agreement in any other contract, agreement or notice shall refer to the Agreement as amended hereby.

Please acknowledge your acceptance of and agreement to the terms of this Amendment by dating and executing where indicated. This commitment will expire, if not accepted and closed and all conditions precedent met by October 1, 1995.

Sincerely,

NORWEST BANK COLORADO, NATIONAL ASSOCIATION

By:
     Don McDonald
     Corporate Banking Officer
     Energy & Minerals

AGREED TO AND ACCEPTED THIS      OF SEPTEMBER, 1995.

BASIC EARTH SCIENCE SYSTEMS, INC.

By:
     Ray Singleton, President



STATE OF COLORADO        )
                         )
COUNTY OF DENVER         )

     The foregoing instrument was acknowledged before me this    day of
September, 1995 by Ray Singleton, President of Basic Earth Science Systems, Inc.

Witness my hand and official seal.

SEAL


                              Notary Public
                              My Commission Expires: